Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MERIT MEDICAL SYSTEMS, INC.

May 23, 2008

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Act”), MERIT MEDICAL SYSTEMS, INC., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.             The name of the Corporation is MERIT MEDICAL SYSTEMS, INC.

2.             The first full paragraph of Article IV of the Articles of Incorporation of the Corporation, as amended to date, shall be amended and replaced in its entirety as follows (the “Amendment”):

The total number of shares of capital stock which the corporation shall have the authority to issue is one hundred five million (105,000,000), of which five million (5,000,000) shall be shares of preferred stock, no par value (hereinafter called “Preferred Stock”), and one hundred million (100,000,000) shall be shares of common stock, no par value (hereinafter called “Common Stock”).

3.             The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4.             The Amendment was adopted as of May 21, 2008 in accordance with the provisions of the Act.

5.             The designation, number of outstanding shares, number of votes entitled to be cast, number of shares indisputably representing at the meeting at which the Amendment was considered, and the total number of votes cast for, and against, the Amendment by the sole voting group entitled to vote on the Amendment were as follows:

Designation, Number of Outstanding Shares and Number of Votes Entitled to be Cast by Sole Voting Group Entitled to Vote on the Amendment	Number of Votes Indisputably Represented at the Meeting	Number of Votes Cast For the Amendment	Number of Votes Cast Against the Amendment or Abstaining From Voting
27,573,325 shares of Common Stock	25,503,480	22,275,605	3,227,875

The number of votes cast for the Amendment was sufficient for approval.

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation as of the date first written above.

MERIT MEDICAL SYSTEMS, INC.,
a Utah corporation

By:	/s/ Rashelle Perry
Its:	Chief Legal Officer